Exhibit 99.4

Consent of Director Nominee

Aldabra 4 Liquidity Opportunity Vehicle, Inc.

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) of Aldabra 4 Liquidity Opportunity Vehicle, Inc. (the “Company”), the undersigned hereby consents to being named and described as a director nominee in the Registration Statement and any amendment or supplement to any prospectus included in such Registration Statement, any amendment to such Registration Statement or any subsequent Registration Statement filed pursuant to Rule 462(b) under the Securities Act and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

IN WITNESS WHEREOF, the undersigned has executed this consent as of September 5, 2025.

/s/ Jonathan Intrater
Name:	Jonathan Intrater